Exhibit 5.1

STITES & HARBISON, PLLC

400 West Market Street, Suite 1800

Louisville, Kentucky  40202-3352

Telephone:  (502) 587-3400

Facsimile:  (502) 587-6391

June 29, 2007

Churchill Downs Incorporated

700 Central Avenue

Louisville, Kentucky  40208

Re:	Robert L. Evans Employment Agreement, Restricted Stock Agreements,
Restricted Stock Units Agreement and Stock Option Agreement
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Churchill Downs Incorporated (the "Company") in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 350,000 shares of the Company's common stock, no par value (the "Common Stock"), and the related Preferred Share Purchase Rights to be issued by the Company from time to time pursuant to the Employment Agreement dated as of July 18, 2006, by and between the Company and Robert L. Evans and the related Restricted Stock Agreement (65,000 shares), Restricted Stock Agreement (90,000 shares), Restricted Stock Units Agreement and Stock Option Agreement, each made as of July 18, 2006, by and between the Company and Robert L. Evans (collectively, the "Equity Agreements").

In connection with this opinion, we have considered such matters of law and examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and other records and have obtained such certificates, letters, representations and information from the officers, directors and employees of the Company and from others as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.

Based upon and in reliance upon the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that, when (a) the Registration Statement has become effective in accordance with the Act and the Rules and Regulations thereunder and the provisions of such state securities or "blue sky" laws as may be applicable have been complied with, and (b) the Common Stock has been duly issued, sold and delivered in accordance with the terms and conditions of the Equity Agreements, the Common Stock to be issued by the Company will be legally issued, fully paid and nonassessable.

Churchill Downs Incorporated

June 29, 2007

Our opinion is limited by and subject to the following:

            (a)        In rendering our opinion we have assumed that, at the time of each issuance and sale of the Common Stock, the Company will be a corporation validly existing under the laws of the Commonwealth of Kentucky.

            (b)        In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

            (c)        Our opinion is based solely on and limited to the laws of the Commonwealth of Kentucky and the federal laws of the United States of America.  We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Stites & Harbison, PLLC

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